EXHIBIT 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES ELECTION OF DIRECTOR AT ITS ANNUAL STOCKHOLDER MEETING; DOUGLAS J. FREDERICK NAMED VICE PRESIDENT

Eau Claire, Wisconsin (May 16, 2018) – The shareholders of National Presto Industries, Inc. (NYSE: NPK) re-elected Maryjo Cohen to a new three-year term as director at the May 15, 2018, annual stockholders meeting. The stockholders also ratified the appointment of BDO USA, LLP, as the Company's registered public accounting firm for the year ending December 31, 2018. In addition, during the meeting, the 2018 new Housewares/Small Appliance products and a new Rusoh® Eliminator® fire extinguisher were shown to the shareholders.

The products include three exclusive small appliances to enable differentiation at retail: a black stainless steel dual basket deep fryer and a 12” skillet and a 22” griddle coated with the Company’s new ultra-durable DuraRock™ nonstick coating. The fourth product is a new digital AirDaddy™ fryer with a large, digital touchscreen enabling the user to set the temperature and time from 150°F to 400°F and times up to 60 minutes. Alternatively, the user can choose one of the four handy presets for fries, meat, fish, and chicken. Like the original AirDaddy™, the unit is square, providing more food capacity than standard, round units and includes a sizable immersible basket and handy cord storage. It too uses air rather than oil to "fry" foods and can be used for baking, grilling, and roasting.

Three luxury products from the Company’s new line, called “PRESTO precise,” were shown. The first product is a uniquely- and elegantly-styled black stainless steel six-quart electronic pressure cooker/slow cooker. In contrast to traditional units, the new cooker regulates the temperature inside the cooker, rather than pressure, for more precise control. The product even adjusts automatically for altitude differences, an adjustment that is manual on competitive units. Instead of the standard array of small and confusing buttons, the new cooker uses an intuitive dial and LED screen interface. This enables the user to quickly scroll to the setting of choice from 19 options and determine at a glance the status of the cooking process. The second and third PRESTO precise™ products are two handsome skillets in classic 12” and jumbo 16” sizes. Each uses the new digital, PRESTO precise™ heat control that enables the user to select an exact temperature from a low of 160°F to a high of 400°F. With this degree of control, the skillets provide a full range of cooking options including: searing meats; grilling sandwiches and burgers; sautéing vegetables; scrambling eggs; preparing and simmering delicate butter, milk-based, or tomato sauces; baking a pineapple upside down cake; and maintaining food on a buffet table at a precise serving temperature. Both skillets are made of heavy cast aluminum for even heating, are coated with a nonstick finish inside and out, and, with the control removed, are dishwasher safe. Each also features low profile styling for convenient storage, along with high side walls for extra capacity.

A new indoor smoker/slow cooker was unveiled that prepares on the kitchen counter delicious smoked meat, fish, poultry, vegetables, and even cheese and eggs. A convenient digital touchpad enables the user to smoke hot, smoke cold, or smoke both hot and cold using the wood chips of choice to infuse a variety of flavors. The accompanying three-tiered rack provides extra smoking capacity. The product also doubles as a slow cooker and includes a removable nonstick coated, dishwasher safe pot.

The final Housewares/Small Appliance product shown was the PanGogh™ pancake art griddle. The griddle not only prepares delicious pancakes, but provides the perfect setting for the pancake artist, complete with canvas-colored nonstick coating and a four-sided cool-touch surround that doubles as a

EXHIBIT 99.1

picture frame. The griddle is accompanied by two fine-tipped and two standard-tipped bottles for the application of colored batter, along with a two-sided, stick-free template for drawing adorable lion and ice cream cone shaped pancakes. Additional templates for creating seasonal shapes including snowmen, hearts, tulips, ghosts, bunnies, turkeys, Santas and more, will be available as well.

The new Purple-K Rusoh® Eliminator® five-pound fire extinguisher was shown. It uses the Purple-K extinguishing agent, one of the most effective agents for fighting flammable liquid fires and is listed with Underwriters Laboratories with a classification of 40-B:C. Like the original extinguisher, it is designed to be self-serviced and self-reloaded. The unit is non-pressurized, rugged, and of an engineered polymer-construction. It features a universal design for left- or right-handed users; a high efficiency and ergonomically designed valve/nozzle assembly; a luminescent hose clip that glows in the dark during power outages; and the Rusoh™ fluffing wheel. The Rusoh™ wheel enables the user to fluff the chemical agent at any time. Fluffing assures that the agent is free flowing and in the optimal condition to put out a fire.

In addition, the Board of directors elected the Company’s Secretary, Douglas J. Frederick, to the position of Vice President as well as Secretary. Maryjo Cohen, President, stated, “We are fortunate to have someone with the ability, experience, and business acumen that Mr. Frederick brings to the position. He joined Presto as Corporate Counsel in September 2007 with expertise in intellectual property matters including patent, trademark and copyright law. Mr. Frederick was promoted to the position of General Counsel in January 2009 and Secretary in November 2009. Mr. Frederick was previously a litigation attorney with Rider Bennett, LLP, in Minneapolis. He holds both a Doctor of Jurisprudence degree and Ph.D. in Mass Communications from the University of Iowa.”

National Presto Industries, Inc. operates in two business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. It also designs and markets the first self-service/self-reloadable fire extinguisher: the Rusoh® Eliminator® fire extinguisher. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, cartridge cases, less-lethal munitions, and less-lethal accessory equipment.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.